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Osteotech, Inc.

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On August 12, 2010, Osteotech, Inc. presented the following slide presentation to Institutional Shareholder Services.

www.osteotech.com Leader in Biologic Healing Combining Safety, Science & Technology NASDAQ Global Market: OSTE Company Overview Proxy Contest August 2010

Safe Harbor Statement Any statements in this presentation that are not historical facts are forward-looking statements that involve risks and uncertainties. Actual results may differ, and may differ materially, from the forward- looking statements. Factors that could materially and adversely impact our business are detailed from time to time in the Company's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. The Company does not intend to update any such forward-looking statements. 2

3 Company Profile Company Founded: 1986 Public Offering: NASDAQ 1991 Headquarters: Eatontown, New Jersey Employees: 280 Shares Outstanding: 18.2 million Locations: New Jersey Clermont-Ferrand, France Sofia, Bulgaria Emerging leader in regenerative healing with the most comprehensive portfolio of first-in-class biologics High quality supplier with an enviable and unparalleled safety record

Executive Summary Since 2006, we have executed on a plan to turnaround Osteotech's business and prospects, transitioning to our current position as a leading biologics and technology leader in regenerative medicine from a commodity based processing company. In short we have - Developed three new and innovative technology platforms with short- and long-term product development strategies Launched 3 new products, with a 4th under FDA review Effectively managed the transition away from the legacy processing business and restructured our tissue supply chain Financed all of our activities with internally generated cash flow Built a dynamic financial model to leverage the growth of the new products Initiated in 2009 a strategic review of alternatives to maximize shareholder value 4

Proxy Contest Overview If elected, the dissident stockholders' nominees plan to: Undertake an in-depth review of our business lines/product development programs Optimize cost structure and maximize operating efficiencies Redeem the rights plan/remove the "poison put" from the credit agreement Retain an investment bank to explore alternatives for maximizing stockholder value THESE STEPS HAVE ALREADY BEEN ACCOMPLISHED OR ARE ALREADY TAKING PLACE. THE RIGHTS PLAN WAS ADOPTED DUE TO THE SPECIFIC ACTIONS OF THE DISSIDENTS TO THE DETRIMENT OF ALL SHAREHOLDERS. AS A RESULT, THERE IS NOTHING FOR THE DISSIDENT NOMINEES TO DO OTHER THAN CONSUME CASH, INCUR COST AND EXPENSES AND REWARD THEMSELVES!

Historical Context After a strategic assessment in late 2005, the Board and its new management team lead by Sam Owusu-Akyaw began a multi-year process in 2006 to "turnaround" the business because: The key franchise, Grafton(r) DBM, had become a commodity business with intense competition, numerous competitors, price erosion and expiration of patent protection in the near future; The R&D pipeline had no projects to deliver a new product in the near term; The long-term relationship with MTF was due to expire on December 31, 2008 and based on statements made by MTF would not be renewed; and The Company finances were in disarray having lost $21.1M in 2005 with gross margins of only 34%. 6

Our Strategic Plan To address these and other business issues, we have been executing on three key strategic imperatives over the past few years which we have discussed with our investors and shareholders numerous times: Re-invigorate R&D to generate new product technologies with short- term and long-term potential Re-invent Osteotech as a state-of-the-art biologics company Improve gross margins and profitability and generate cash Do not make our shareholders pay for the turnaround with increased dilution of their investments Develop effective world-wide distribution Provide surgeons with a "one-stop" shop for their biologic solutions WE HAVE MADE EXCEPTIONAL STRIDES IN ADDRESSING EACH OF THESE STRATEGIC IMPERATIVES!! 7

Re-invigorate R&D Developed three new, innovative technology platforms (MagniFuse(tm), Plexur (r) and HCT(tm)) Each platform has an underlying long-term product development strategy, and Current product offerings were launched in 2009 or are currently under FDA review Procedure Focus based New Products Deliver innovation for surgeons and their patients Provide features/benefits not available in the market Expand market share opportunities

From Tissue Processor to Biologics Innovator

Leading biologics platform for today & tomorrow 2010 2011-2012 2012+ HCT(tm) Rotator Cuff Repair Matrix HCT(tm) Hernia Repair HCT(tm) Wound Healing HCT(tm) Tendon Repair Weight Bearing GF Hemostatic

Market Opportunity Osteotech's new product franchise opens up new market opportunities With the launches of MagniFuse(tm) and Plexur M(r), we are now able to effectively compete in the full biologics market estimated at $1.9 billion The market opportunity for Osteotech's legacy product lines is approximately $700 million Upon FDA approval BioGenesis(tm) will compete in a $100 million market for dura mater repair and replacement Additional product introductions under the HCT platform will open up additional un-tapped markets for Osteotech exceeding $1.0 billion Source: Canaccord Adams, Company Estimate

Product Launch Update Overall new product revenue continues to grow increasing to $2.5M in 2Q 2010 from $1.8M in 1Q 2010 and $1.1M in 4Q 2009 National product launches were executed for Plexur M(r) in March and MagniFuse(tm) in April MagniFuse(tm) revenue has grown to $1.3M in 2Q 2010 in only nine months on the market Plexur M(r) revenue has grown to $1.1M in 2Q 2010 including 99 new customers in the quarter New product revenue reached $1.0 million in the month of July

Improved Financial Results Leveraged the assets and business prospects throughout the turnaround to provide cash to fund all of the initiatives. Solidified our balance sheet and utilized our cash to make the right investments for the long-term prospects of the business. Prepared for and transitioned from the business and supply relationships with MTF, a necessary step to realize our vision of a biologics innovator.

Improve Gross Margins/Profitability and Generate Cash Gross margins improved to ~ 50% from 34% in 2005 Profitable in 2006, 2007 and 2008 after losing $21.1M in 2005 Unprofitable in 2009 during transition away from MTF relationship, weathering world-wide economic meltdown and self-imposed inventory quarantine Returned to profitability in 2Q 2010 All internal investments funded by internally generated cash flow -- NO ADDITIONAL SHAREHOLDER INVESTMENT REQUIRED

2009 - The Transition Year 2009 represented the key transition year Realized the vision as a biologics innovator instead of a tissue processer New products were in the final stages of commercialization and beginning the limited launch phase Completed the restructuring of the tissue supply chain Managed through the meltdown of the world-wide economy

2010 - Reaping the Rewards New product revenue continues to increase quarter over quarter Gross margins on new products have been realized Legacy product revenue is stable and growing We are profitable in 2Q 2010 including over $500K in costs for review of strategic alternatives Working capital and cash are strong Inventory reduction program has already delivered $4.2M in reductions No outstanding debt, but have full availability of a $10M line of credit

Distribution Effectiveness Re-aligned the US agency sales team Transitioned to 38 agencies with 750+ sales reps from 50 agencies with 200 sales reps Allows for deeper penetration in all aspects of orthopedic market Added product specialists to support agencies training and execution Expanded the "sales bag" with the new products The proof of progress is in the 2010 financial results!

Transition to "Hybrid" Sales Model Augment the sales model with direct representation Enhance the effectiveness of the agency sales team Better control training, communication and coordination Drive deeper penetration into each account Engage channel partners to handle specialty market areas Assess call pattern needs of new products Dental market currently handled by BioHorizons

Execution on our strategic plan has demonstrated results. We believe the two prong approach we are following to execute on business objectives while reviewing strategic alternatives is the best opportunity for maximizing shareholder value.

Our Stock has Performed Well Relative to our two closest peers, we have outperformed our peers in most periods and our stock price has been improving. And we have not had to raise capital to fund operations.

The Dissident Stockholder group is comprised of Heartland Advisors, Inc. Spencer Capital Opportunity Fund, LP Spencer Capital Management, LLC Spencer Capital Partners, LLC Boston Avenue Capital, LLC The Dissident Stockholder nominees are Gary L. Alexander Michelle Rachael Forrest Michael J. McConnell Kenneth H. Shubin Stein The Dissident Group

Dissidents' Strategic Plan The Dissidents' nominees lack even basic knowledge of our business, the tissue industry or the markets in which we participate The Dissidents plan to change the business model by licensing one of Osteotech's most important assets - its intellectual property There are large barriers to entry including a requirement for significant investments in Plant and equipment Tissue supply chain Extensive world-wide regulatory requirement s Ensuring compliance with FDA regulations for tissue and medical devices This is why most of the large orthopedic companies obtain these types of products from others instead of licensing the technology Licensing would generate a fraction of value for the Company compared to what can be obtained from distribution of the product. Licensing rates would range below 10%, while the gross margin on the new products is 65% or better.

Dissidents' Strategic Plan-continued The Dissidents' nominees lack even basic knowledge of our business, the tissue industry or the markets in which we participate The Dissidents plan to reassess all product lines and shed those that are not core The manufacturing plant for tissue products are self-contained facilities and require a significant fixed cost to maintain. By eliminating product lines, you immediately lose all ability to leverage the cost of maintaining the plant negatively impacting the financial results and bleeding cash When a donor family makes the generous gift of donation, it expects (and demands) that the donation will support as many persons as possible. By shedding product lines, the ability to honor the gift of donation diminishes. Ultimately, this will impact the value of the company since the tissue industry will not supply an organization that cannot fully utilize this precious gift.

Dissidents' Strategic Plan-continued The Dissidents' nominees lack even basic knowledge of our business, the tissue industry or the markets in which we participate The Dissidents plan to reduce expenses As noted in our second quarter financial results, we have already significantly reduced expenses, with operating expenses declining 10% in 1H 2010 compared to 1H 2009. This reduction does not take into consideration the $900K we have spent on the strategic alternatives review, otherwise our operating expenses would have declined 14% year-over-year. The Dissidents plan to explore alternatives for maximizing stockholder value As noted in our press release dated August 9th, the Board engaged Deutsche Bank Securities Inc. in 2009 to perform a full evaluation of strategic alternatives. The process is well underway.

The Dissident Nominees In reviewing the background and experience for all of the Dissident Nominees, we could not identify any operational or sales and marketing experience or expertise. We have already pointed out the Dissident Nominees do not have any tissue or biologics industry expertise, which is a negative. Also, with no sales and marketing expertise, any disruption or uncertainty in the Company's sales channels would likely severely impact future operating results, including the consumption of cash, declining gross margins and unprofitable periods. Should the Dissident Nominees not be able to retain the sales teams, which is likely to occur given their stated purpose of licensing the technology platforms and selling the business, maximizing shareholder value is very unlikely.

The Dissidents' strategic plan will accomplish consume cash and negatively impact the bottom line.

Shareholders Rights Plan Adopted as a direct response to the Dissidents acquisition of an 24% ownership position The Board had already engaged Deutsche Bank and was exploring strategic alternatives The rights plan does not include any objectionable provisions

Board Independence We take the independence of our Board very seriously The Dissidents have challenged Mr. Fallon's additional compensation which is directly related to his efforts on the strategic alternatives assessment The largest portion of the compensation is related to the accounting costs associated with a stock option award with an exercise price of $4.74 The Dissidents have also alluded to improprieties with the resignation of Dr. Laurencin from the Compensation and Audit Committees which is totally false Dr. Laurencin resigned from both committees prior to substantive discussions with the Company on a consulting relationship to assist the Company with product development

WE STRONGLY ENCOURAGE OUR SHAREHOLDERS TO VOTE FOR OSTEOTECH'S DIRECTOR NOMINEES BASED ON THEIR BUSINESS, INDUSTRY AND FINANCIAL EXPERIENCE AND EXPERTISE Kenneth P. Fallon, III Sam Owusu-Akyaw Stephen S. Galliker Cato T. Laurencin, M.D., Ph.D. Robert J. Palmisano James M. Shannon To vote for Osteotech's Director Nominees Complete the GOLD Proxy Card Today!

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Kenneth P. Fallon, III Mr. Fallon has served as a director of Osteotech since June 1995, and as Chairman of the Board since November 2005. Since March 2004, Mr. Fallon has been an Associate with Kairos Partners, an investment firm and a stockholder that owns approximately 5.3% of our outstanding stock. Mr. Fallon retired as the Chairman of the Board of Axya Medical, Inc., a Massachusetts based privately held medical device company, in March 2003 and was the Chief Executive Officer of Axya Medical Inc., from May 1999 until December 2002. In 1997 and 1998, Mr. Fallon was President of the surgical business at Haemonetics Corporation. In 1994 and 1995, Mr. Fallon served as Chief Executive Officer and Chairman of the Board of UltraCision, Inc., a developer and manufacturer of ultrasonically powered surgical instruments. UltraCision, Inc. was sold to Ethicon EndoSurgery, a unit of Johnson & Johnson, Inc., in November 1995. From 1992 through 1994, Mr. Fallon served as President and Chief Executive Officer of American Surgical Technologies Corporation. Mr. Fallon was President, U.S. Operations of Zimmer, Inc., then a subsidiary of Bristol-Myers Squibb Company, from 1991 to 1992. From 1985 through 1991 he served as President of Zimmer's Orthopaedic Implant Division, and from 1983 to 1985 as its Vice President of Marketing. Mr. Fallon previously served in positions of significant responsibility with the Codman and Orthopedic Divisions of Johnson & Johnson, Inc. Mr. Fallon is also a director of Conformis Inc., a privately held medical device firm. Mr. Fallon has a B.B.A. degree in marketing from the University of Massachusetts and an M.B.A. from Northeastern University. We believe that Mr. Fallon's experience in the medical device industry, particularly his experience serving as the Chief Executive Officer and a member of the Board of Directors of several medical device companies, makes him well-suited to serve as a member of our Board of Directors.

Sam Owusu-Akyaw Mr. Owusu-Akyaw joined Osteotech in July 2004 as President and Chief Operating Officer and as a member of the Board. Since January 2006, he has served in his current position of President, Chief Executive Officer and Director. Prior to joining Osteotech, Mr. Owusu-Akyaw served as General Manager of Medtronic Midas Rex and Vice President of Medtronic, Inc. from 2000 through June 2004, and Chief Operating Officer of Medtronic Midas Rex from 1999 to 2000. Mr. Owusu-Akyaw was Vice President of Operations of DePuy-Acromed, a Johnson & Johnson Company, from 1998 to 1999 and Vice President of Acromed, Inc. from 1996 to 1998. Mr. Owusu-Akyaw was Vice President, BMS Productivity for Growth Initiative of Bristol-Myers Squibb Company from 1994 to 1996. From 1977 to 1994, Mr. Owusu-Akyaw served in positions of increasing responsibility with Zimmer, Inc., then a subsidiary of Bristol-Myers Squibb Company. Mr. Owusu-Akyaw has a B.A. degree in accounting and computer science from Manchester College and an M.B.A. in finance and operations from the University of Houston. We believe that Mr. Owusu-Akyaw's executive level experience in the medical device industry, particularly his experience as the Chief Executive Officer of Osteotech, makes him well-suited to serve as a member of our Board of Directors.

Stephen S. Galliker Mr. Galliker has served as a director of Osteotech since March 2004. Mr. Galliker served as Executive Vice President, Finance and Administration, and Chief Financial Officer of Dyax Corp., a biopharmaceutical company, from September 1999 to his retirement in July 2008. He was Chief Financial Officer of Excel Switching Corporation, a developer and manufacturer of open switching platforms for telecommunications networks, from July 1996 to September 1999, and was Excel's Vice President, Finance and Administration from September 1997 to September 1999. Mr. Galliker was employed by UltraCision, Inc., a developer and manufacturer of ultrasonically powered surgical instruments, from September 1992 to June 1996. At UltraCision, Inc., Mr. Galliker was Chief Financial Officer and Vice President of Finance until November 1995 and Chief Operating Officer from December 1995 to June 1996. In addition, Mr. Galliker has been a director of RXi Pharmaceuticals, a publicly held biopharmaceutical company, since 2007. Mr. Galliker has a B.S.B.A. in management and finance from Georgetown University and an M.B.A. from the University of Chicago. We believe that Mr. Galliker's executive level experience in finance in the medical device industry, particularly his experience serving as the chief financial officer of a medical device company, makes him well-suited to serve as a member of our Board of Directors.

Cato T. Laurencin, M.D., Ph.D. Dr. Laurencin has served as a director of Osteotech since September 2008. Dr. Laurencin is currently the Vice President for Health Affairs at the University of Connecticut Health Center and Dean of the University of Connecticut School of Medicine. At the University of Connecticut, Dr. Laurencin also holds the Albert and Wilda Van Dusen Endowed Chair in Academic Medicine and is a Distinguished Professor of Orthopedic Surgery. From February 2003 until August 2008, Dr. Laurencin was the Lillian T. Pratt Distinguished Professor and Chair of the Department of Orthopedic Surgery at the University of Virginia. Dr. Laurencin was also designated a University Professor by the President of the University of Virginia. Prior to February 2003, Dr. Laurencin held various positions of increasing responsibility at Drexel University, including the Helen I. Moorehead Distinguished Professor of Chemical Engineering, Vice Chairman of the Department of Orthopedic Surgery and Director of Shoulder Surgery, and at MCP-Hahnemann School of Medicine, where he served as Clinical Professor of Orthopedic Surgery and Research Professor of Pharmacology and Physiology. Dr. Laurencin has a B.S.E. degree in chemical engineering from Princeton University, an M.D. from Harvard University Medical School and a Ph.D. in biochemical engineering/biotechnology from the Massachusetts Institute of Technology. We believe that Dr. Laurencin's experience as a practitioner and professor of orthopedic surgery, as well as his significant executive level leadership experience at a number of medical schools, makes him well-suited to serve as a member of our Board of Directors.

Robert J. Palmisano Mr. Palmisano has served as a director of Osteotech since March 2005. Mr. Palmisano is the former President and Chief Executive Officer of ev3, Inc., a medical device company focused on catheter- based technologies for the endovascular treatment of vascular diseases and disorders. From April 2003 until April 2008, Mr. Palmisano was the President, Chief Executive Officer and a director of IntraLase Corp., a company engaged in the design, development and manufacture of laser products for vision correction, which was acquired by Advanced Medical Optics, Inc. in April 2007. Prior to joining IntraLase, from April 2001 to April 2003, Mr. Palmisano was the President, Chief Executive Officer and a director of MacroChem Corporation, a development stage pharmaceutical corporation. From April 1997 to January 2001, Mr. Palmisano served as the President and Chief Executive Officer and as a director of Summit Autonomous, Inc., a global medical products company that was acquired by Alcon, Inc. in October 2000. Prior to 1997, Mr. Palmisano held various executive positions with Bausch & Lomb Incorporated, a global eye care company. Mr. Palmisano has a B.A. degree in Political Science from Providence College. Mr. Palmisano serves on the board of directors of ev3, Inc., a publicly held company, on the board of directors of both Bausch & Lomb Incorporated and LenSX Lasers Inc., both privately held companies, and is a member of the Board of Trustees for Providence College. During the past five years, Mr. Palmisano previously served on the board of directors of Advanced Medical Optics Inc., a publicly held company. We believe that Mr. Palmisano's experience in the medical device industry, particularly his experience serving as an executive officer and a member of the Board of Directors of several medical device companies, makes him well-suited to serve as a member of our Board of Directors.

James M. Shannon Mr. Shannon has served as a director of Osteotech since March 2007. Since June 2002, Mr. Shannon has been the President and Chief Executive Officer of the National Fire Protection Association (the "NFPA"), an international organization which is the world's leading advocate for fire prevention, which provides and develops codes and standards, research, training and education. From 1991 until June 2002, he was Senior Vice President and General Counsel of NFPA. Formerly, Mr. Shannon was the Attorney General of the Commonwealth of Massachusetts from 1987 to 1991 and a Senior Partner at the law firm of Hale & Dorr from 1985 to 1987. From 1979 to 1985, Mr. Shannon represented the Commonwealth of Massachusetts in the U.S. House of Representatives, where he served as a member of the Ways and Means Committee for six years and served on the Trade, Health and Social Security Subcommittees. Mr. Shannon has a B.A. degree from Johns Hopkins University and a J.D. from George Washington University. We believe that Mr. Shannon's experience as the president and chief executive officer of a national organization, as well as his experience as the Attorney General of the Commonwealth of Massachusetts and a member of the U.S. House of Representatives, makes him well-suited to serve as a member of our Board of Directors.